EXHIBIT 99.4

[SORRENTO LOGO]

News Release

Sorrento Networks Corporation Announces Fourth

Quarter and Fiscal Year-End 2004 Results

Sorrento Networks Corporation (Nasdaq NM: FIBR), a supplier of optical networking equipment for carriers and enterprises worldwide, today announced financial results for its fourth quarter and fiscal year ended January 31, 2004.

Fourth Quarter and Fiscal Year Financial Performance

Revenues for the fiscal year ended January 31, 2004 totaled $25.4 million, compared with revenues of $25.1 million in the prior year, a 1% increase. Operating expenses totaled $23.3 million, compared with operating expenses of $34.6 million in the prior fiscal year, a 33% improvement. Net loss for fiscal 2004 declined to $5.4 million, compared with a net loss of $26.2 million for the prior year, a 79% improvement. Net loss per common share for fiscal 2004 was $0.75, compared with a net loss per common share of $33.29 for the prior year.

Revenues for Sorrento Networks Corporation in its fiscal 2004 fourth quarter were $6.4 million, a 4.9% decrease from revenues of $6.7 million in the prior quarter, and a 24% decrease from revenues of $8.4 million in the fourth quarter of fiscal 2003.

Operating expenses for the quarter declined to $5.9 million, a 7.2% improvement over $6.4 million in the prior quarter, and a 28% improvement over $8.3 million in the fourth quarter of fiscal year 2003.

Gross profit for the Company increased to $5.7 million for the fiscal year ended January 31, 2004, compared with $3.3 million in the prior year, a 71% improvement. Gross margin for the Company decreased to 8.5% in the fourth quarter of fiscal 2004, compared with 27% in the prior quarter and 38% in the fourth quarter of fiscal 2003. The lower gross margin for the quarter resulted from certain one-time charges associated with inventory write downs, as well as an increase in facilities related overhead due to the LuxN acquisition. As previously reported, the Company is integrating its facilities to reduce excess overhead in future periods.

The Company made significant progress in strengthening its balance sheet by increasing its cash and securities position to $18.1 million, as compared to $5.3 million in the prior quarter. The Company also reduced its current liabilities by 23% to $11.1 million, as compared to $14.5 million in the prior fiscal quarter. In addition, the Company’s days sales outstanding (DSO) continued to improve to 54 days, compared with 81 days in the prior fiscal year, a 33% reduction.

“We are pleased with our continued financial progress in building a stronger balance sheet and company,” commented Phil Arneson, chairman and chief executive officer of Sorrento Networks. “We believe this progress should provide Sorrento significant opportunities as we enter our new fiscal year,” added Arneson.

Highlights for the Fiscal Year

During its 2004 fiscal year, Sorrento Networks:

Restructured $81 million in debt obligations from the Company’s balance sheet into common shares of the Company and into $13.1 million in secured convertible debentures. This capital restructuring eliminated significant debt from the Company’s balance sheet, provided financial flexibility and opportunity for raising additional capital, and simplified Sorrento’s corporate structure and streamlined our operations for greater efficiencies.

Acquired LuxN, Inc. LuxN’s product line complements Sorrento’s by addressing the optical access market segments. The acquisition of LuxN also broadens Sorrento’s 30-plus blue-chip customer base by adding over 20 new customers, including Time Warner Telecom, Hawaii I-Net, Yipes Enterprise Services and numerous universities, and expands Sorrento’s installed base to over 2,500 nodes.

Raised $16.4 million in total gross proceeds from private placements of its common stock and warrants to institutional and accredited investors.

Shipped products to 45 customers, including 18 carriers, 11 enterprises, 11 channel partners, 4 universities and 1 governmental entity.

Deployed its first major DWDM metro backbone into Japan, as well as deployed its first 10G network in Japan.

Introduced new capabilities for the GigaMux product family, including a 10-port Gigabit Ethernet multiplexer for VOD transport and metro-Ethernet applications, a two port fiber channel multiplexer designed to accommodate the rapid growth in the SAN market, a 12 port ESCON module with industry leading density, and E-1 support for European applications.

Achieved IBM’s “Total Storage TM Proven” status.

Earned “RUS Acceptance” for its entire GigaMux product family from the Rural Utilities Service branch of the United States Department of Agriculture (USDA). Being listed with the RUS expands Sorrento’s addressable market by allowing rural telephone and utility companies to purchase and deploy Sorrento’s products with funds obtained through low-interest RUS loans.

Quarterly Conference Call with Management

The Company will conduct its quarterly conference call today at 1:30 pm PT (4:30 pm ET). The Company will review operating results from the fourth quarter and fiscal year ended January 31, 2004.

Those interested in participating may listen by web cast at www.sorrentonet.com. Participants should visit the site approximately 15 minutes prior to the start time of the conference call to register, download and install any necessary audio software. A replay of the conference call will be available for approximately 30 days.

Sorrento Networks’ GigaMux is a metro and regional DWDM system designed for high-performance, multi-protocol transport. GigaMux is a compact, flexible, and cost-effective system based on a “pay-as-you-grow” architecture that allows carriers and enterprises to start small and expand their networks in conjunction with customer demand. Sorrento also offers cost-effective coarse wavelength division multiplexing (CWDM) products that are ideal for optical access and transport applications.

About Sorrento Networks

Sorrento Networks, headquartered in San Diego, CA, makes optical networking equipment for carriers and enterprises worldwide. Sorrento’s products help customers increase profitability by improving transport efficiency and expanding the addressable market of their fiber networks. Sorrento’s customer base and market focus includes cable TV operators, telecom carriers, and service providers. Sorrento’s products are also used for storage area networking (SAN) and enterprise private networking. Additional customer, product, and financial information about Sorrento Networks can be found at www.sorrentonet.com

Forward-Looking Statements

Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as “plans,” “expects,” “intends,” and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks’ ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing; (2) unanticipated technical problems relating to Sorrento Networks’ products; (3) Sorrento Networks’ ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (4) the greater financial, technical and other resources of Sorrento Networks’ many, larger competitors in the marketplace for optical networking products; (5) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks’ decisions as to the best interests of its shareholders; and

(6) other risks detailed from time to time in Sorrento Networks’ reports filed with the U.S. Securities and Exchange Commission.

FOR FURTHER INFORMATION CONTACT:

Joe Armstrong

Sorrento Investor Contact

(858) 646-7183

jarmstrong@sorrentonet.com

Paul Zalloua

Sorrento Media Contacts

(408) 328-4592

pzalloua@sorrentonet.com

SORRENTO NETWORKS CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, except per share amounts)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2004	2003	2004	2003
NET SALES	$6,399	$8,410	$25,462	$25,137
COST OF SALES	5,858	5,240	19,769	21,817

GROSS PROFIT	541	3,170	5,693	3,320

OPERATING EXPENSES
Selling and marketing	1,842	2,525	8,406	12,021
Engineering, research and development	2,300	2,137	8,025	8,990
General and administrative	1,766	3,392	6,525	12,779
Deferred stock compensation	—	109	51	433
Other operating expenses	12	103	320	426

TOTAL OPERATING EXPENSES	5,920	8,266	23,327	34,649

(LOSS) FROM OPERATIONS	(5,379)	(5,096)	(17,634)	(31,329)

OTHER INCOME (EXPENSES)
Investment income	(5,874)	43	(5,860)	275
Interest expense	(301)	(5,030)	(4,396)	(9,619)
Other income (Expenses)	4,697	32	18,483	214
Gain on sale of marketable securities	—	2,593	4,026	14,249

TOTAL OTHER INCOME (EXPENSES)	(1,478)	(2,362)	12,253	5,119

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(6,857)	(7,458)	(5,381)	(26,210)
PROVISION FOR INCOME TAXES	—	—	—	—

NET INCOME (LOSS)	$(6,857)	$(7,458)	$(5,381)	$(26,210)

EARNINGS (LOSS) PER SHARE:
PREFERRED STOCK DIVIDENDS	—	—	—	—
NET GAIN (LOSS) APPLICABLE TO COMMON SHARES	$(6,857)	$(7,458)	$(5,381)	$(26,210)
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,607	886	7,205	787

BASIC NET INCOME (LOSS) PER COMMON SHARE	$(0.59)	$(8.42)	$(0.75)	$(33.29)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,607	990	7,205	787

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.59)	$(32.64)	$(0.75)	$(33.29)

COMPREHENSIVE INCOME AND ITS COMPONENTS CONSIST OF THE FOLLOWING:
Net income (loss)	$(6,857)	$(7,458)	$(5,381)	$(26,210)
Unrealized (losses) from marketable securities:
Unrealized holding (losses) arising during the period	229	2,817	1,381	(6,983)
Reclassification adjustment for gains included in net income		(2,593)	(4,026)	(14,249)

NET COMPREHENSIVE INCOME (LOSS)	$(6,628)	$(7,234)	$(8,026)	$(47,443)